Exhibit 10.1

Cray Inc.
901 Fifth Avenue,
Suite 1000
Seattle, WA 98164
Phone: 206-701-2194
www.cray.com

October 27, 2014

Ryan Waite
820 Blanchard Street, #1805
Seattle, WA 98121

Dear Ryan,

We are very pleased to extend this offer to join Cray lnc. as a SVP, Products, reporting to Peter Ungaro, President and CEO. Your Start date will be in November, 2014. Your starting salary will be $300,000 annually (salary is payable bi-weekly and is referred to in annual terms as a convenience and does not constitute a commitment of continued employment).

You are eligible to participate in the Cray Employee Bonus Plan. Your target award for 2015 is 65% of eligible base salary (prorated for the percentage of the year you are employed at Cray). The amount of the final award is determined by company and organization performance as well as your individual performance to goals (we will define your individual and organizational goals during your first month of employment).

In addition, you will receive a one-time sign on bonus payable in the first 30 days of your employment of $160,000 (minus applicable taxes and withholdings). If you decide to leave Cray within 12 months of employment, you will have to return the full value of the sign-on bonus to Cray. If you decide to leave Cray between 12 and 24 months of employment, you will have to return 50% of the value of the sign-on bonus to Cray.

ln connection with your hire and upon approval of the Compensation Committee of Cray's Board of Directors (the “Compensation Committee"), you will receive an initial equity grant of 25,000 time-vesting restricted shares (vesting 25% each year subject to continuous service requirements). You will also receive performance vesting equity (the "Performance Equity') with terms comparable to that given to other executive recipients and subject to the approval of the Compensation Committee. The company expects to present Performance Equity grants for approval by the Compensation Committee prior to the end of 2014.

All grants, including the initial grant and the Performance Equity, will be pursuant to the applicable Cray equity plan and contingent upon approval of each grant by the Compensation Committee. Obviously, we all hope that Cray prospers and that the Company's stock reflects that success. While future equity grants are subject to company performance, your performance and contingent upon Compensation Committee approval, your grants would be roughly equivalent to other

SVP's at similar performance levels.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee lnvention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

You represent that your signing of this offer letter, any agreement(s) concerning equity granted to you, under the Company's applicable equity plan and the Company's Employee lnvention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

As a full time employee, you will be eligible for the standard full-time employee benefits package, which currently includes:

•	Medical, Dental, Vision, Short and Long Term Disability, Life, Flexible Spending and Employee Assistance Plan

•	A 401k Plan

•	Education/tuition reimbursement program

ln addition, we know that your dedication and commitment to Cray will result in a work schedule that can be unpredictable and demanding at times. As a result, we encourage you to take time off as needed, within reason, as no set vacation, sick and personal holiday accruals are mandated for employees of your classification in the company.

Your salary and other compensation are subject to periodic modification and, with the exception of the "employment at-will" policy discussed herein, the Company may from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an "Employment Eligibility Certification"* attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement.

This offer is contingent upon successful completion of a pre-employment background investigation.

While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Cray lnc. is dedicated to helping customers solve the most demanding, most crucial computing problems - creating new materials and life-saving drugs, predicting severe weather and climate changes, analyzing complex data structures, safeguarding national security, designing the cars and trucks we drive, and a host of other applications that benefit humanity by advancing the frontiers of science and engineering.

To indicate your acceptance of this offer, please sign and return one copy of this letter to confidential fax number, 206-701-xxxx. If you have any questions, please feel free to call me at 206-701- xxxx.

Sincerely,

/s/ Peter J. Ungaro
Peter J. Ungaro
President and CEO
Cray Inc.

Accepted By: /s/ Ryan Waite      Date October 28, 2014
Ryan Waite

*This includes I-9 and E-Verify

An Affirmative Action, Equal Opportunity Employer